Exhibit 21.1



Pioneer Railcorp Subsidiaries


Alabama Railroad Co. (ALAB)
Alabama & Florida Railway Co., Inc. (AF)
Decatur Junction Railway Co. (DT)
Elkhart & Western Railroad Co. (EWR)
Fort Smith Railroad Co. (FSR)
Gettysburg & Northern Railroad Co. (GET)
Indiana Southwestern Railway Co. (ISW)
Kendallville Terminal Railway Co. (KTR)
Keokuk Junction Railway Co. (KJRY)
Michigan Southern Railroad Company (MSO)
Mississippi Central Railroad Co. (MSCI)
Pioneer Air, Inc. (PAR)
Pioneer Industrial Railway Co. (PRY)
Pioneer Resources, Inc. (PRI)
Pioneer Railroad Services, Inc. (PRS)
Pioneer Railroad Equipment Co., Ltd. (PREL)
Shawnee Terminal Railway Company (STR)
The Garden City Western Railway, Inc. (GCW)
Vandalia Railroad Company (VRRC)
West Michigan Railroad Co. (WMI)


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